Exhibit 5.1

Taft Stettinius & Hollister LLP

One Indiana Square, Suite 3500

Indianapolis, Indiana 46204

September 26, 2018

Skyline Champion Corporation

P.O. Box 743, 2520 By-Pass Road

Elkhart, IN 46515

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed by Skyline Champion Corporation, an Indiana corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of 6,000,000 shares of Common Stock, $0.0227 par value (the “Shares”) issuable under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”).

In connection with this opinion, we have examined all documents, records, certificates and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. The opinion expressed below is limited to Indiana law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the 2018 Plan, as applicable, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP

TAFT STETTINIUS & HOLLISTER LLP